Exhibit 99.1
Public Utilities Commission Grants Rate Change
RENO, Nev., June 30 /PRNewswire-FirstCall/ — The Public Utilities Commission of Nevada (PUCN) has approved an increase in electric rates for Sierra Pacific Power Company, a subsidiary of Sierra Pacific Resources (NYSE: SRP).
The increase, effective July 1, 2008, is the result of the company’s mandatory rate case filing made every three years. The general rate case decision calls for an overall 10.45 percent increase, largely attributable to costs associated with a new, highly efficient unit at the company’s Tracy Generating Station near Reno. However the increase will be partially offset when, also on July 1, previously approved fuel and purchased power costs the company has been recovering from customers will expire.
When the two rate changes are combined, the typical residential customer using 750 kilowatt hours of electricity per month will see a 9.2 percent increase from $96.86 to $105.76. When compared with July 2007, residential customer rates will be 6.4 percent higher than they were one year ago due to decreases in rates over the past year.
The new Tracy facility, the company’s first new electric power plant to be built in the last decade, greatly increases the energy independence of northern Nevada customers. The new 541-megawatt, gas-fired Tracy Combined Cycle Plant, which was previously approved by the PUCN, is scheduled for commercial operation next month. One megawatt of electricity will serve approximately 600 homes.
With the completion of this new plant, we move closer to fulfilling our strategy to reduce northern Nevada’s dependence on outside energy suppliers. We can now meet virtually all of our customers’ electricity demand with generation from within Nevada, said Sierra Pacific Resources President and CEO Michael Yackira.
The new plant is a highly efficient, state-of-the art combined cycle unit that is 30 percent more efficient than the company’s existing gas-fired generators at the Tracy Station. Fuel and purchased power savings resulting from this new plant are estimated to be $27 million for the first year of operation alone.
The remainder of the general rate increase granted by the PUCN today allows the company to recover costs associated with investments in new transmission and distribution lines, substation and equipment improvements, labor and a return to the company’s shareholders. The PUCN established an overall rate of return for the company of 8.41 percent and a return on equity of 10.6 percent. The overall revenue increase to the company is $87 million.
In its order, the PUCN also established a surcharge for electric customers in Washoe County, Nevada to recover incremental costs to place certain electric transmission lines in Washoe County underground, as required by the Washoe County Board of Commissioners. The surcharge will be collected over a three-year period and for the typical residential customer amounts to approximately 45 cents per month.
Headquartered in Reno, Nevada, Sierra Pacific Power Company is the principal utility for most of northern Nevada and the Lake Tahoe area of California. It is a wholly owned subsidiary of Sierra Pacific Resources which also is the holding company for Nevada Power Company, the electric utility for southern Nevada. Sierra Pacific Power also distributes natural gas in the Reno-Sparks area of northern Nevada.
This press release contains forward-looking statements regarding the future performance of Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, Sierra Pacific Power’s ability to obtain necessary regulatory approvals and permits, risks related to construction of power plants, changes in applicable environmental laws or regulations, and Sierra Pacific Power’s ability to obtain financing on favorable terms. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Power Company are contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC. Sierra Pacific Power Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
SOURCE Sierra Pacific Resources
06/30/2008
CONTACT: Media, Faye I. Andersen, +1-775-834-4822, or Analysts, Britta
Carlson, +1-702-402-5624, both of Sierra Pacific Resources
Web site: http://www.sierrapacific.com